Exhibit 10.13

AMENDMENT NO. 1
TO LEASE

        THIS AMENDMENT NO. 1 is made and entered into this 16th day of June, 1992, by and between JOHN ARRILLAGA, TRUSTEE, or his Successor Trustee UTA dated 7/20/77 (John Arrillaga Separate Property Trust) as amended, and RICHARD T. PEERY, TRUSTEE, or his Successor Trustee UTA dated 7/20/77 (Richard T. Peery Separate Property Trust) as amended, collectively as LANDLORD, and Synopsys, Inc., a Delaware corporation, as TENANT.

RECITALS

        A.    WHEREAS, by Lease Agreement dated August 17, 1990 Landlord leased to Tenant all of that certain 104,170± square foot building located at 700C East Middlefield Rd., Mountain View, California, the details of which are more particularly set forth in said August 17, 1990 Lease Agreement (the "Lease"), and

        B.    WHEREAS, said Lease was amended by the Commencement Letter dated April 1, 1991 which amended the commencement date of the Lease to commence March 15, 1991 and terminate March 14, 1999, and

        C.    WHEREAS, on even date herewith the Landlord and Tenant are entering into a Lease Agreement for that certain 104,170± square foot building located at 700B East Middlefield Rd., Mountain View, California, (the "Building B Lease Agreement"), and

        D.    WHEREAS, it is now the desire of the parties hereto to amend the Lease by extending the Term of the Lease to be co-terminous with the term of the Building B Lease Agreement which extension is projected to be one year seven months eighteen days, amending the Basic Rent, Paragraph 31 "Notices" and Paragraph 51 "Hazardous Materials" of the Lease Agreement and replacing the existing Exhibit A to said Lease with the Revised Exhibit A to Lease Agreement dated August 17, 1990 as hereinafter set forth.

AGREEMENT

        NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

        1.    TERM OF LEASE:    Subject to Paragraph 2 below, it is agreed between the parties that the term of the Lease shall be extended for an additional one year seven month eighteen day period, from March 15, 1999 to October 31, 2000.

        2.    LEASE TERMS CO-TERMINOUS:    It is acknowledged that (i) concurrently with the execution of this Amendment No. 1, Landlord and Tenant are also executing a lease dated June 16, 1992 affecting adjacent property, and (ii) it is the intention of the parties that the term of said Lease Agreement dated August 17, 1990 be co-terminous with the term of Lease Agreement dated June 16, 1992, such that the terms of Lease Agreement dated June 16, 1992 and Lease Agreement dated August 17, 1990 expire on the same date. Therefore, it is acknowledged that the implementation of this paragraph may result in an extension of the term of Lease Agreement dated August 17, 1990, in which event Tenant shall continue to pay rent at the rate applicable for the period immediately prior to the adjusted lease term expiration date. As soon as the commencement date of Lease Agreement dated June 16, 1992 has been determined following completion of improvements and satisfaction of other appropriate conditions, the parties shall execute, if necessary, an amendment to Lease Agreement dated August 17, 1990 establishing the applicable termination date of said Lease in accordance with the foregoing provisions of this paragraph.

        3.    BASIC RENT SCHEDULE:    Subject to Paragraph 2 above, the monthly Basic Rental shall be adjusted as follows:

        On March 1, 1996 the sum of ONE HUNDRED SEVENTY ONE THOUSAND EIGHT HUNDRED EIGHTY AND 50/100 DOLLARS ($171,880.50) shall be due, and a like sum due on the first day of each month thereafter through and including March 1, 1999.

        On April 1, 1999 the sum of ONE HUNDRED EIGHT TWO THOUSAND TWO HUNDRED NINETY SEVEN AND 50/100 DOLLARS ($182,297.50) shall be due, and a like sum due on the first day of each month thereafter through and including October 1, 2000 or, if later due to the co-terminous provision of Paragraph 2, the first day of the last month of the Lease.

        The aggregate rental for the Lease shall be increased by $3,177,912.77 or from $16,882,332.45 to $20,060,245.22.

        4.    NOTICES:    Lease Agreement Paragraph 31 entitled "Notices" shall be amended such that all notices, demands, requests, advices or designations by Landlord to Tenant shall be sufficiently given, made or delivered if personally served on Tenant by leaving the same at the Premises (provided written receipt is offered) and is addressed to the attention of Brooke Seawell, Vice President of Finance and Operations.

        5.    HAZARDOUS MATERIALS:    It is hereby agreed between the parties that the existing Paragraph 51 "Hazardous Materials" of the aforementioned Lease Agreement shall be considered null and void and shall be replaced with the following:

"Landlord and Tenant agree as follows with respect to the existence or use of "Hazardous Materials" (as defined herein) on the Premises and real property located beneath said Premises (hereinafter collectively referred to as the "Property");

As used herein, the term "Hazardous Materials" shall mean any hazardous or toxic substance, chemical, material or waste which is or becomes subject to or regulated by any local governmental authority, the State of California, or the United States Government. The term "Hazardous Materials" includes, without limitation, any material or hazardous substance which is (i) listed under Article 9 or defined as "hazardous" or "extremely hazardous" pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 30, (ii) listed or defined as a "hazardous waste" pursuant to the Federal Resource Conversation and Recovery Act, Section 42 U.S.C. Section 6901 et, seq., (iii) listed or defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et. Seq. (42 U.S.C. Section 9601), (iv) petroleum or any derivative of petroleum, or (v) asbestos.

To the best of Landlord's knowledge, as of the date of this Lease Agreement, the Property and the ground water are not in violation of any federal, state or local statute, regulation or ordinance relating to environmental conditions and to the best of Landlord's knowledge, there has been no release or discharge of Hazardous Materials at the Property or in the ground water by Landlord or any other person in violation of any laws; however, Landlord shall have no obligation to investigate the same.

Tenant shall have no obligation to "clean up", to comply with any law regarding, or to reimburse, release, indemnify, or defend Landlord with respect to any Hazardous Materials which Tenant, its employees, agents, subtenants (if any) assignees or affiliates (prior to, during or after the term of the Lease) did not store, dispose, or transport in, use, generate, release or discharge or cause to be on the Property in violation of applicable law. Subject to the entire provisions of this Paragraph 51, Tenant will be 100 percent liable and responsible only for any and all "cleanup" of Hazardous Materials contamination on, in, under or about the Property resulting from the use, storage, disposal, generation, release, discharge or transportation of Hazardous Materials in violation of applicable law; (1) on the Property by Tenant, its employees, subtenants (if any), agents, assignees or affiliates, (prior to, during, or after the term of the Lease), or (2) in the building during the term of this Lease, by Tenant, its employees, subtenants (if any), agents, assignees or affiliates or any third party (excluding Landlord, Landlord's agents, employees or contractors). In the event Tenant has work done in the building after the commencement of the Lease, which work is the responsibility of Tenant and not Landlord under this Lease, then it is agreed and understood that for the purposes of this Paragraph 51, the person or entity performing such work shall not be deemed an employee, agent or contractor of Landlord by virtue of Landlord's recommendation, or at Tenant's request, engagement of such person or entity, to work on Tenant's behalf. It is understood that seepage from an offsite source onto the Property is not Tenant's responsibility provided Tenant did not cause such "seepage." Subject to the entire provisions of this Paragraph 51, Tenant shall indemnify, defend and hold Landlord harmless from and against any liabilities, demands, costs, expenses and any and all damages, including without limitation, diminution in value of the Property, damage for the loss or restriction on the use, marketability or any other amenity of the Property, and including, without limitation, attorney fees incurred as a result of any claims resulting from Hazardous Materials contamination for which Tenant is responsible for clean-up under this Paragraph 51, including any claims from third parties resulting from such Hazardous Materials contamination.

Subject to the entire provisions of Paragraph 51, (Hazardous Materials) Landlord will be 100% liable and responsible for any and all clean up of Hazardous Materials contamination on, under or about the Property for which Tenant is not responsible for cleanup pursuant to the preceding paragraph. However, notwithstanding anything to the contrary in this Lease, it is agreed that Landlord will not be responsible for: (i) Hazardous Materials contamination that Tenant is required to clean up pursuant to the preceding paragraph of this Paragraph 51, or (ii) any disruption to Tenant's business as a result of any such cleanup.

Landlord shall have no obligation to "clean up", to comply with any law regarding Hazardous Materials, or to reimburse, release, indemnify, or defend Tenant with respect to any Hazardous Materials for which Tenant, its employees, agents, subtenants (if any) assignees or affiliates (prior to, during or after the term of the Lease) store, generate, release, discharge, dispose, or transport in, use, or cause to be on the Property in violation of applicable law. It is clearly understood and agreed to by Landlord and Tenant that Tenant, not Landlord, is responsible for the above.

Subject to the entire provisions of this Paragraph 51, Landlord will indemnify, defend and hold Tenant harmless from any liabilities, demands, costs, expense and damages (including, without limitation, attorney fees) including any claims from third parties against Tenant (excluding, however, claims made by employees of Tenant), resulting from Hazardous Materials contamination which Landlord is required to clean up pursuant to the terms of this Paragraph 51.

Tenant also agrees not to use or dispose of any Hazardous Materials on the Property without first obtaining Landlord's written consent. In the event consent is granted by Landlord, then with respect with Hazardous Materials used by Tenant, Tenant agrees to complete compliance, at Tenant's sole cost, with governmental regulations, and prior to the termination of said Lease Tenant agrees, with respect to Hazardous Materials used by Tenant, to follow the proper closure procedures and will obtain a clearance from the local fire department and/or the appropriate city agency. If Tenant uses Hazardous Materials or if Tenant is responsible or liable for Hazardous Materials contamination on the Property Tenant also agrees to install such Hazardous Materials monitoring devices as Landlord deems reasonably necessary which relate to Hazardous Materials used by Tenant. It is agreed that each parties' responsibility related to Hazardous Materials will survive the termination date of the Lease and that each party may obtain specific performance of the others responsibilities under this Paragraph 51.

        6.    REPLACEMENT OF EXHIBIT A:    It is hereby agreed between the parties that the existing Exhibit A to Lease Agreement dated August 17, 1990 shall be considered null and void and shall be replaced with the Revised Exhibit A to Lease Agreement dated August 17, 1990 attached hereto.

        EXCEPT AS MODIFIED HEREIN, all other terms, covenants, and conditions of the Lease shall remain in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 1 to Lease as of the day and year first hereinabove set forth.

LANDLORD:		TENANT:
JOHN ARRILLAGA SEPARATE PROPERTY TRUST		SYNOPSYS, INC. a Delaware corporation
By:	/s/ John Arrillaga John Arrillaga, Trustee	By:	/s/ Harvey C. Jones
Harvey C. Jones
Print or Type Name
RICHARD T. PEERY SEPARATE PROPERTY TRUST		Title:	President
By:	/s/ Richard T. Peery Richard T. Peery, Trustee	Dated:	June 16, 1992